Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Alan J. Hyatt
President
Email: ahyatt@severnbank.com
Phone: 410.260.2000

Severn Bank Appoints Paul B. Susie Chief Financial Officer

Annapolis, MD (July 25, 2016) – Severn Bancorp, Inc., (Nasdaq: SVBI) parent company of Severn Bank announced the appointment of Paul B. Susie as Executive Vice President and Chief Financial Officer.

Mr. Susie brings to Severn Bank many years of experience in financial management, and in particular banking. He was previously with Hopkins Federal Savings Bank in the position of Chief Financial Officer. Prior to Hopkins Federal, Mr. Susie served as Chief Financial Officer for 1st Mariner Bank. He has also held financial executive positions in biopharmaceutical, manufacturing and marine companies. Mr. Susie is a member of the American Institute of Certified Public Accountants and received his Bachelor of Science in Accounting from the University of Baltimore.

Alan J. Hyatt, President and Chief Executive Officer, remarked, “We are happy to have Paul joining the Severn Bank team. His extensive financial management background will serve us well in a time of growth for the company. His expertise will prove invaluable.”

About Severn Bank

Founded in 1946, Severn Bank is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of approximately $790 million and four branches located in Annapolis, Edgewater and Glen Burnie, with a fifth opening in Severna Park in 2016.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn Bank is a trade name used by Severn Savings Bank, FSB. Severn is on the Web at www.severnbank.com.

###